CODE OF BUSINESS CONDUCT AND ETHICS

Approved by Audit/Corporate Governance Committee date September 28, 2004 Approved by Board date September 28, 2004

TABLE OF CONTENTS

I.	INTRODUCTION	1

	PURPOSE	1
	IMPORTANT INFORMATION	1
	SCOPE	2

II.	PROMOTING A POSITIVE WORK ENVIRONMENT	2

	PREVENTING HARASSMENT AND DISCRIMINATION.	2
	HONESTY AND INTEGRITY.	2
	SENSITIVITY TO COMPLIANCE WITH REGULATION.	2
	HEALTHY ENVIRONMENT	2

III.	PROTECTING THE ASSETS OF THE COMPANY, CUSTOMERS AND SUPPLIERS	3

	YOUR RESPONSIBILITY TO THE COMPANY’S ASSETS	3
	USE OF COMPANY RESOURCES FOR OUTSIDE ORGANIZATIONS	3
	USE OF THE COMPANY’S COMMUNICATION SYSTEMS	3
	USE OF PERSONAL COMPUTERS, COPIERS AND SIMILAR OFFICE EQUIPMENT.	4
	EXPENSE ACCOUNTS.	5

IV.	PROTECTING COMPANY INFORMATION	5

	WHAT IS CONFIDENTIAL AND PROPRIETARY INFORMATION?	5
	SITUATIONS INVOLVING CONFIDENTIAL AND PROPRIETARY INFORMATION	6
	GENERAL CONFIDENTIAL INFORMATION	6
	CUSTOMER AND OTHER CONSUMER INFORMATION	6
	REQUESTS FOR INFORMATION.	7
	INFORMATION TO CUSTOMERS CONCERNING FROZEN ACCOUNTS OR SUBPOENAS.	7
	DISCLOSURE BY FORMER EMPLOYEES, OFFICERS OR DIRECTORS	7
	ACCOUNTING AND FINANCIAL INTEGRITY.	7
	INSIDER” INFORMATION	8
	MAINTENANCE OF COMPANY RECORDS AND FILES.	8
	PRIVACY ISSUES REGARDING WRITTEN AND ELECTRONIC MAIL	8

V.	PREVENTING IMPROPER PAYMENTS AND OTHER FRAUDULENT ACTIVITIES	9

	FRAUD	9
	SUSPICIOUS ACTIVITY REPORTS	9
	GIFTS AND PAYMENTS	9
	RECEIVING GIFTS AND PAYMENTS FROM THIRD PARTIES	9
	GIVING OF GIFTS BY YOU	11
	COMPLIANCE WITH NATIONAL AND INTERNATIONAL RULES, REGULATIONS AND POLICIES	11

VI.	BORROWINGS BY OFFICERS, DIRECTORS, EMPLOYEES, AND OTHER INSIDERS	11

	LIMITATIONS FOR CERTAIN OFFICERS, DIRECTORS, PRINCIPAL SHAREHOLDERS, AND THEIR RELATED INTERESTS	11
	OTHER OFFICERS AND EMPLOYEES	12
	BORROWING FROM OTHER BANKS	12
	BORROWING FROM CUSTOMERS	12

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VII.	CONFLICTS OF INTEREST	12

	WHAT IS A CONFLICT OF INTEREST?	12
	SELF-INTERESTED TRANSACTIONS PROHIBITED	12
	PROCESSING TRANSACTIONS WHERE YOU HAVE A PERSONAL INTEREST	12
	IMPROPER GIFTS AND PAYMENTS	13
	FORMER UNITED STATES GOVERNMENT EMPLOYEES	13
	OUTSIDE INVESTMENTS	13
	OUTSIDE DIRECTORSHIPS, PARTNERSHIPS AND SOLE PROPRIETORSHIPS	14
	OUTSIDE EMPLOYMENT	14
	LEGAL, TAX AND INVESTMENT ADVICE	14
	FAIR DEALING	15
	USING THE COMPANY NAME	15
	CORPORATE OPPORTUNITIES.	15
	PERSONAL PARTICIPATION IN POLITICAL LIFE AND OTHER ORGANIZATIONS	15
VIII.	FINANCIAL REPORTING	16

IX.	IMPLEMENTATION OF THE CODE	17

	COMPLIANCE WITH THE CODE	17
	WARNING SIGNS TO LOOK FOR	17
	ACKNOWLEDGMENT OF THE CODE	17
	REPORTING VIOLATIONS	18
	WAIVERS	18
	INVESTIGATIONS OF VIOLATIONS	18
	AVAILABILITY OF THE CODE	19
	QUESTIONS REGARDING THE CODE	19

ACKNOWLEDGMENT		20

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CODE OF BUSINESS CONDUCT AND ETHICS

I.	INTRODUCTION.

This Code of Business Conduct and Ethics (the “Code”) applies to all employees, officers and directors of First Security Group, Inc., and its subsidiaries (collectively, the “Company”). With this Code, we, as employees, officers and directors, share in the responsibility of developing and maintaining the honesty and integrity of our Company.

Purpose.

The purpose of this Code is to confirm the Company’s commitment to conduct its affairs in accordance with the highest standards of integrity and in compliance with all applicable laws, rules and regulations. The Company greatly depends upon its employees, officers and directors for their adherence to sound business principles, their compliance with applicable laws, rules and regulations, and their dedication to high ethical business standards.

Important Information.

You are encouraged to read this Code carefully. This Code is a general statement of the Company's rules for business conduct and ethical policies. As an employee, officer or director of the Company, it is your responsibility to be familiar with these policies. Any failure to follow the guidelines outlined in this Code could lead to your being disciplined or discharged by the Company and/or possible exposure to civil and criminal penalties under federal and state laws. In addition, as a result of improper conduct, the Company may be subjected to prosecution and significant penalties.

This Code is not a contract of employment and does not create any contractual rights of any kind between the Company and it employees, officers and directors. The Code and its contents may be modified and changed, without notice, at any time by the Company.

WHO TO CONTACT

If you have any questions about this Code or any concerns as to whether certain conduct may be wrong, illegal or unethical, or if a situation is difficult or confusing to you, you are encouraged to discontinue any action and immediately request assistance by contacting your supervisor, manager or one of the persons named below:

Compliance Officer    Wendy Henry            (423) 308-2098

Human Resources                                Deborah Blue            (423) 308-2076

Audit/Corporate Governance
Committee Chairman                          Ralph Kendall            (423) 875-2837

See “Reporting Violations” in Part X of this Code for your obligations to report violations of this Code.

Scope.

The policies encompassed by this Code apply everywhere in the world that the Company conducts business. Certain federal and state laws and regulations, and the rules governing transactions with federal, state and municipal agencies, may apply to particular aspects of the Company's business. Some of these laws are straightforward, but others may be relatively complex.

II.	PROMOTING A POSITIVE WORK ENVIRONMENT

Preventing Harassment and Discrimination.

All employees, officers and directors want and deserve a work place where they feel respected, satisfied and appreciated. Harassment or discrimination of any kind, especially involving race, color, religion, gender, age, sexual orientation, national origin, AIDS, disability and veteran or marital status is unacceptable in the Company’s workplace environment. If you believe that you are being harassed or discriminated against for any reason, contact your supervisor or Human Resources immediately. For more information please refer to the First Security Group, Inc. Human Resource Manual.

Honesty and Integrity.

An environment that supports honesty, integrity, respect and trust of every employee, officer and director provides the Company with the opportunity to achieve excellence in all aspects of our workplace and business. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume a special responsibility for fostering a work environment that will bring out the best in all of us.

Sensitivity to and Compliance with Laws and Regulations.

As a provider of financial services, the Company is subject to extensive laws and regulations and to periodic regulatory examination. The public also appropriately expects financial services companies to operate with the highest standards of honesty, integrity and propriety. As an employee, officer or director of the Company, it is important that you remain sensitive at all times to the need for regulatory compliance in all of your and the Company’s business endeavors. Failure to comply with regulation can result in the Company being liable to customers, suppliers and even shareholders. Perhaps more important, failure to comply with regulation or failure to operate with honesty and integrity can harm the Company’s image and business opportunities. It is our expectation that all employees, officers and directors will act within these laws and regulations. If you are aware of a situation where you believe a violation is taking place, you should immediately contact your supervisor or Human Resources.

Healthy Environment.

The Company is committed to providing a drug free, safe and healthful work environment. Each employee, officer and director is responsible for compliance with environmental, health and safety laws and regulations. Always observe posted warning signs and regulations. Please report immediately to your supervisor or Human Resources any accident or injury sustained at work or any environmental or safety concerns that you may have.

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III.	PROTECTING THE ASSETS OF THE COMPANY, CUSTOMERS AND SUPPLIERS

Proper Use of Company Assets.

Employees, officers and directors are expected to use good judgment in the utilization of Company, customer and supplier property. The use of Company assets, facilities or services for any unlawful, improper or unauthorized purpose is strictly prohibited. The use of Company assets for non-Company purposes is appropriate only when specifically authorized by Company policy or procedure, or when the user receives express authorization from his or her supervisor. Any personal use of a Company resource must not result in added cost, disruption of business processes, or any other disadvantage to the Company. Supervisors are responsible for the resources assigned to their respective departments and are empowered to resolve issues concerning their proper use.

The theft or misuse of any property or services by an employee, officer or director will result in that person being disciplined, discharged or possibly subjected to civil and criminal penalties. The Company’s equipment, systems, facilities, corporate credit cards and supplies must be used only for conducting Company business or for purposes authorized by management. Employees, officers and directors may not make commitments involving Company assets unless they have been properly authorized.

Employees, officers and directors also may not, for personal or personal business purposes, use other Company employees without the prior approval of Human Resources. While it may be acceptable in some circumstances for a Company employee, officer or director to hire another Company employee for business unrelated to, and not in competition with, the Company’s business, all such outside employment arrangements must be approved in advance by Human Resources.

Your Responsibility to the Company’s Assets.

You are personally responsible not only for protecting the Company’s property entrusted to you, but also for helping to protect the Company’s assets in general. You should be alert to any situations or incidents that could lead to the loss, misuse or theft of Company property. You must report all such situations to your supervisor or Human Resources, as soon as it comes to your attention.

Use of Company Resources for Outside Organizations.

An employee, officer or director who has been requested by the Company to participate in non-profit, industrial, professional, civic or charitable activities may use Company resources to carry out such participation only if the use is approved by your supervisor or Human Resources.

Use of the Company’s Communication Systems.

The Company’s communication systems and networks are provided to you for the conduct of Company business. However, personal use of Company telephones, facsimile machines, voice mail, e-mail and Internet systems is permitted within the following guidelines, subject to the approval of your supervisor:

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●	the use is of a reasonable duration and frequency;

●	the Company incurs no additional costs such as long distance telephone charges;

●	the use is not related to any illegal activity or the conduct of an outside business;

●	the use would not cause embarrassment to the Company;

●	the use is not in support of any religious, political or outside organizational activity, except for Company-requested support to non-profit organizations;

●	the use does not interfere with the performance of Company business, your assigned duties or the assigned duties of other employees, officers or directors;

●	the use does not adversely affect your performance or the performance of your work group; and

●	the use does not involve the sending, storing, viewing or forwarding of unlawful, offensive, harassing, discriminatory or other inappropriate materials including pornography, jokes, political or religious materials and violent or obscene language or images.

Use of Personal Computers, Copiers and Similar Office Equipment.

Office equipment, such as personal computers and copiers, are provided for the conduct of Company business. The Company and its organizations incur costs based on the usage of such equipment. Employees, officers and directors may not use the Company mainframe, minicomputer system, or data network for any non-Company purposes, except where such use is authorized by your supervisor.

However, occasional personal use of a computer, copier or similar office equipment is permitted within the following guidelines, and subject to the approval of your supervisor:

●	the use should be infrequent and minimal;

●	the use must not be related to any illegal activity or to conduct an outside business;

●	the use must not cause embarrassment to the Company;

●	the use should not be in support of any religious, political or other outside organizational activity, except for Company-requested support to non-profit organizations;

●	the use should not interfere with the performance of Company business, your assigned duties, or the assigned duties of other employees, officers or directors and should not adversely affect your performance; and

●	there should be no incremental costs or the costs should be insignificant.

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If you have any questions regarding the use of Company office equipment, contact your supervisor or Human Resources.

Expense Accounts.

When incurring, approving or submitting expenses to be paid by the Company, the Company’s payment policies and procedures must be followed. You are entitled to be reimbursed for reasonable, company-related expenses only. Each employee, officer and director must complete his or her expense report truthfully and promptly.

Employees, officers or directors who travel on Company business must take care to minimize Company travel expenses. Company business travels are to be conducted in a prudent and cost-effective manner. Therefore, in order for travel plans to be reimbursed by the Company, all travel plans must be approved by your supervisor.

“Frequent Flyer” program benefits earned through hotels, car rental companies and airline travel may be retained by you for personal use. However, such use must not influence vendor selection, cost or class of service. In addition, you may personally retain compensation for denied boarding only if the delay in travel does not result in any interruption of your work schedule or additional cost to the Company. Lodging, meals and other expenses caused by voluntary denied boarding are a personal expense and will not be reimbursed by the Company.

For further guidance regarding the payment policies and procedures, please contact your supervisor or Human Resources.

IV.	PROTECTING COMPANY AND CUSTOMER INFORMATION

What is Confidential and Proprietary Information?

The protection and proper use of information or trade secrets in the Company’s possession, or “proprietary information,” is fundamental to the Company’s ability to conduct its business so that our investors, customers, subcontractors and business associates have confidence in the integrity of our operations. Our proprietary information is extremely valuable, and it is Company policy to protect this information from loss, theft, inadvertent disclosure or misuse. Such information may be categorized as trade secrets or as classified, proprietary, confidential, inside, private or employee information.

Confidential or proprietary information includes all information relating to our customers and prospective customers, including, without limitation, name, address and other identifying information, financial information, information concerning customers’ transactions with the Company, and all other information received by the Company from a customer or prospective customer that is unique to that individual.

Confidential or proprietary information also may consist of any formula, pattern, device or compilation of information maintained in secrecy which, if made available to unauthorized persons or competitors, could have an adverse legal, commercial, financial or securities-related impact on the Company, its investors and its employees. This information may include information relating to our finances, products, prices, earnings, sales volume, capital requirements, marketing and service strategies, information concerning our suppliers, business plans and other confidential information.

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Because of its sensitive nature, you may not disclose confidential or proprietary information gained as a result of your employment with the Company at any time. In addition, the unintentional disclosure of any of these classes of information can be just as harmful and serious as an intentional disclosure. To avoid unintentional disclosure, never discuss with any unauthorized person information that has not been made public by the Company. Even if information has been made public, it should not be discussed with an unauthorized person until it has been absorbed by the market (i.e., the public at-large has had sufficient time to evaluate and react to the information). We understand that this may be very difficult to determine, so we encourage you to be very careful about what and with whom you discuss Company information.

The use of confidential information obtained through your employment for your own benefit or for the benefit of your family or friends is prohibited. The use of confidential information about one customer to benefit the private interests of another customer or any other person also is prohibited.

Situations Involving Confidential and Proprietary Information.

The following are general guidelines for protecting the Company's confidential and proprietary information in everyday situations. If you have any doubts or concerns as to whether certain information is confidential or proprietary, you should not disclose the information to anyone until you have discussed the situation with the Compliance Officer and you are informed that the information is authorized.

General Confidential Information. You should not discuss confidential information with other Company employees, officers or directors, even if they are authorized to discuss such information, if you are in the presence of others who are not so authorized. For example, you should not discuss Company information at a trade show reception or in a public area such as an elevator, airplane or a restaurant. Also, confidential information should not be discussed with family members or with any friends who might innocently or inadvertently pass the information on to someone else. Finally, keep in mind that harmful disclosure may start with hints or indirect reference to confidential matters or small leaks of information.

In addition, you may unknowingly compromise the security and integrity of Company information through the improper use of Company equipment. Employees, officers and directors using Company equipment for personal purposes are accountable for that use and must ensure that no such compromise results.

Customer and other Consumer Information. Customer and other consumer information is subject to special statutory protections and may be shared with third parties, including our affiliates, only as permitted by our privacy policies and customer privacy disclosures (“Consumer Privacy Disclosures”). This means, for example, that you cannot share customer or other consumer information with other financial institutions or lenders except as permitted by our Consumer Privacy Disclosures.

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Requests for Information. If someone outside the Company asks you questions, either directly or through another person, do not attempt to answer them unless you are certain you are authorized to do so. Even if you are authorized by Company regulations to provide such information, if there is a designated spokesperson or coordinated approach to dealing with that information, refer the person to the appropriate source within the Company. Requests for information from financial and security analysts or investors should be directed to the Chief Financial Officer. Requests for information from the media or requests from an attorney for information or to interview an employee, officer or director should generally be directed to the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, as should governmental subpoenas and other requests for information made by law enforcement authorities or other governmental agencies.

Information to Customers concerning Frozen Accounts or Subpoenas. It sometimes may be necessary for the Company to freeze a customer’s account, to report a customer’s account activities to regulatory or enforcement authorities, or to provide information to regulatory or enforcement agencies in response to subpoenas or other official requests. In some cases these actions may be required in order to protect the Company’s interests and assets, while in other cases these actions can be required by law or regulation. For example, under the Bank Secrecy Act the Company can be required to report suspected money laundering to federal enforcement agencies, and in some cases the Company can be required by court order or grand jury subpoena to provide information to the requesting authority or to freeze or garnish account funds.

Depending on the circumstances under which the account is frozen or garnished, or customer information is supplied to government officials, it may be illegal to provide information to the customer concerning the action or the reason for the action. You therefore should not provide information to a customer concerning an action involving the customer’s account or concerning any governmental requests for information concerning a customer’s account unless you are certain you are authorized to do so. Even if you are authorized by Company regulations to provide such information, if there is a designated spokesperson or coordinated approach to dealing with that information, refer the person to the appropriate source within the Company.

Disclosure by Former Employees, Officers or Directors. If you leave the Company for any reason, including retirement, you may not disclose or otherwise use the Company’s confidential information. If at any time during your employment, or after you leave the Company, you have questions regarding the Company’s confidential/proprietary information, please contact your supervisor or the Compliance Officer, immediately.

Accounting and Financial Integrity. The financial accounting system of the Company was established to record, control and maintain the accuracy of all financial transactions of the Company. All financial transactions must be executed in accordance with Company procedure. The Company’s books, records and accounts must reflect, accurately and fairly, and within the Company’s normal system of accounting, all transactions of the Company, including the acquisition and disposition of any assets.

All payments made by or on behalf of the Company must be supported by appropriate documentation properly describing the purposes thereof. No payment on behalf of the Company will be approved or made with the intention, understanding or awareness that any part of such payment will be used for any purpose other than that described by the documents supporting the payments.

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The Company’s assets and liabilities must be recorded pursuant to generally accepted accounting procedures. Under no circumstances shall there be any unrecorded funds or assets of the Company, regardless of the purpose for which such funds or assets may have been intended. Any improper or inaccurate entry knowingly made on the books and records will result in prompt disciplinary action. In addition, making a false entry in any book, record or statement is a federal and state crime, and the individual responsible for the false entry is subject to fine and/or imprisonment. If you are asked to record or document any transactions in a way that would misstate or conceal its actual nature, timing or amount, or if you become aware that someone is engaging in such activity, please report the incident immediately to the Compliance Officer.

“Insider” Information. Confidential information may, in some cases, be considered “insider information” which, if used or disclosed, could subject the employee and anyone to whom the information has been disclosed to legal liability. Insider information is material information which has not been publicly disclosed. Information is material if it might, if generally known, have an effect on the market price of the Company’s stock. The rules against disclosing or acting on insider information are very difficult to apply. Therefore, all employees must be extremely cautious in discussing corporate affairs with any outsiders, and any doubt should be resolved in favor of non-disclosure and non-action. Please see the Company’s Insider Trading Policy for more specific information and requirements in this regard.

Maintenance of Company Records and Files. All employees, officers and directors must follow Company policy regarding the retention, disposal or destruction of any Company records or files. This is necessary because laws and regulations require retention of certain Company records for various periods of time, particularly in the tax, personnel, health and safety, environment, contract, customs and corporate structure areas. In addition, when litigation or an investigation is pending, threatened or reasonably anticipated against a company, relevant business records are required not to be destroyed. Destruction or falsification of any potentially relevant documents may lead to prosecution for obstruction of justice or making false statements. Therefore, if you have any doubt about the legality of destroying any document, consult with your supervisor or the Compliance Officer before doing so.

Privacy Issues Regarding Written and Electronic Mail. Use of the Company’s e-mail systems involves additional considerations and requires special care. You must bear in mind that e-mail is not private, and its source is clearly identifiable. E-mail messages may remain part of the Company’s business records long after they have supposedly been deleted. You must ensure your personal e-mail does not adversely affect the Company or its public image or that of its customers, partners, associates or suppliers. E-mail may not be used for external broadcast messages or to send or post chain letters, messages of a political or religious nature, or messages that contain obscene, profane, racial or otherwise offensive language or material. Violations of this policy will result in disciplinary action ranging from suspension to dismissal.

The Company reserves the right, subject to applicable laws, to monitor and review all written and electronic communications that employees, officers and directors send or receive at work or using the Company's systems, including electronic mail, voicemail, envelopes, packages or messages marked “personal and confidential.”

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V.	PREVENTING IMPROPER PAYMENTS AND OTHER FRAUDULENT ACTIVITIES

Fraud.

Company policy prohibits all fraudulent activity. Fraud includes, but is not limited to, the following actions:

●	dishonest or fraudulent acts;
●	embezzlement of Company funds;
●	forgery or alteration of negotiable instruments such as Company checks and drafts;
●	misappropriation of Company, employee, customer, partner or supplier’s property;
●	conversion to personal use of cash, securities, supplies or any other Company assets;
●	unauthorized handling or reporting of Company transactions; and
●	falsification of Company records or financial statements for personal or other reasons.

Any violations of the Company’s fraud policy will result in immediate dismissal. Any employee, officer, director or agent who suspects that any fraudulent activity has occurred, or may potentially occur, is required to report such concern to the Compliance Officer immediately.

Suspicious Activity Reports.

Under the Bank Secrecy Act, banks are required to file a suspicious activity report (or SAR) with the U.S. Treasury Department when the bank knows, suspects or has reason to suspect that certain violations of law were attempted by, at or through the bank. Banks within the Company’s organizational family are subject to these rules. A transaction involving $5,000 or more, and multiple-related transactions aggregating $5,000 or more, must be reported if, among other things, the bank knows or suspects that the transaction involves funds derived from illegal activities, is intended to evade the anti-money laundering rules of the Bank Secrecy Act, or has no business or apparent lawful purpose or is not the sort of transaction in which the particular customer would normally be expected to engage. If you encounter a transaction or situation that you believe might be subject to the SAR requirements, notify the Compliance Officer immediately.

Gifts and Payments.

Receiving Gifts and Payments from Third Parties. All Company officers, directors, employees, and agents are prohibited by the Bank Bribery Act from corruptly accepting anything of value from any person with the intent of being influenced or rewarded in connection with a loan or other business transaction involving the Company. Violation of the Bank Bribery Act is a federal crime. The principles underlying the Bank Bribery Act apply to Company transactions everywhere in the world, even in situations where the practice is widely considered “a way of doing business.”

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By Company policy in furtherance of this law, directors, officers, other employees and agents or attorneys of the Company are prohibited from (1) soliciting for themselves or another person (other than the Company itself) anything of value from any customer, prospective customer, competitor, supplier, or other person in return for any business, service or confidential information of the Company and (2) accepting anything of value from any person (other than bona fide wages, salary, fees or other compensation paid in the usual course as described in 18 USC 215(c)) in connection with the business of the Company, either before or after the transaction is completed.

Certain gifts are permitted by the Bank Bribery Act. While all Company officers, directors, employees and agents must take care not to ask for or receive inappropriate gifts, these persons generally may accept:

(a)	gifts, gratuities, amenities or favors based on obvious family or personal relationships when it is clear from the circumstances that those relationships, rather than the business of the Company, are the motivating factors;

(b)	meals, refreshments, travel arrangements, accommodations, or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Company as a reasonable business expense if not paid for by another party;

(c)	loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgages loans, except where otherwise prohibited by law;

(d)	advertising or promotional items of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;

(e)	discounts or rebates on merchandise or services that do not exceed those available to other similar customers;

(f)	gifts of reasonable value related to commonly recognized events or occasion, such as a promotion, new job, wedding, retirement, or holiday, limited in amount to $200; or

(g)	civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment, limited in amount to $200.

Finally, even if a particular gift might seem permissible under the above rules, a director or employee, and members of that director’s or employee’s family, may not accept the gift if it is offered under circumstances that could create an appearance of improper influence or improper conduct. If you are offered any gift that you feel may have been made in an attempt to influence the giver's relationship with the Company, you should disclose that fact to your supervisor and Human Resources. You should make this report whether or not you have or will refuse the gift.

On a case-by-case basis the Company may approve in writing other circumstances, not described above, in which a Company official may accept something of value in connection with Company business. If you are at all uncertain as to the propriety of a proposed gift to you, contact your supervisor or Human Resources for guidance.

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Giving of Gifts by You. Company employees and directors may not, on their own behalf in connection with Company business or on behalf of the Company, give or offer to give any gift, bribe, kickback, favor, discount, price concession, loan, special loan term, service or anything else of value to any third party for the purpose of corruptly influencing such third party’s conduct with the Company. This policy is not intended to prohibit normal business practices approved in advance by the Company, such as providing meals, entertainment, tickets to cultural or sporting events, promotional gifts, and holiday gifts, so long as they are nominal in amount, have a reasonable value under the circumstances, and are not intended to influence improperly the third party recipient.

In order to ensure that you are acting on the Company’s behalf and are not offering or receiving what could be considered to be a bribe, kickback or other fraudulent activity, all agreements and like transactions should be covered by written contracts and documented in accordance with the Company’s legal and accounting requirements.

Compliance with the Bank Bribery Act.

All Company employees, officers and directors must certify that:

●	You will comply with the Bank Bribery Act.

●	You have received and reviewed a summary of the Bank Bribery Act in this document.

●	You will take all appropriate steps to maintain and ensure full compliance with the Bank Bribery Act.

●	You will provide the Company with such certifications and assurances as the Company may reasonably request to confirm compliance.

The Bank Bribery Act is complex and its application in particular situations may not always be obvious. However, a failure to observe the law may expose both yourself and the Company to criminal prosecution, including the imposition of large fines and terms of imprisonment. It therefore is imperative that any questions you may have about the Bank Bribery Act or its applicability in particular situations be brought to the immediate attention of the Compliance Officer. You should report any evidence of non-compliance by an employee, officer, director or other representative acting on behalf of the company immediately to the Compliance Officer.

VI.	BORROWINGS BY OFFICERS, DIRECTORS, EMPLOYEES, AND OTHER INSIDERS

Limitations for Certain Officers, Directors, Principal Shareholders, and their Related Interests. The Sarbanes-Oxley Act prohibits the Company from extending credit to its directors and executive officers. This prohibition applies to extensions of credit made at the holding company level. Bank loans are permitted if they are made in compliance with Federal Reserve Board Regulation O. This regulation limits loans to “insiders,” which includes executive officers, directors, principal shareholders and each of their related interests. “Related interest” includes companies controlled by an executive officer, director or principal shareholder. An insider also may not knowingly permit any of his or her related interests to receive an extension of credit in violation of Regulation O. If you have any question about whether these limitations apply to you, consult with Credit Administration.

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Other Officers and Employees. Officers and employees that are not covered by Regulation O may obtain loans from the Company under sound and fair lending terms.

Borrowing from other Companies. Each executive officer of the Company must provide a written report to the Company’s board of directors board in the event the officer obtains a loan from any bank or savings association in excess of the Regulation O limits applicable to that other entity.

Borrowing from Customers. Directors, officers and employees of the Company may not borrow from Company customers or suppliers, other than recognized and, if applicable, licensed lenders. This policy does not apply to usual course credit granted by a merchant in connection with the purchase of goods or services from such merchant.

VII.	CONFLICTS OF INTEREST

What is a Conflict of Interest?

A conflict of interest occurs when an employee, officer or director's private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees or obligations of, such persons are of special concern.

Self-Interested Transactions Prohibited.

The Company may not, directly or indirectly, purchase or lease from, jointly own with, or sell or lease to, an officer, director or other affiliated person of the Company any interest in real or personal property unless the transaction is determined to be fair to, and in the best interests of, the Company. As an employee, officer or director, you have a duty to disclose to the Company your personal interest in any transaction under consideration by or entered into by the Company.

Transactions where You, a Family Member, Member of Your Household, or a Close Friend have a Personal Interest.

Special rules apply to loans and other business transactions made or entered into by the Company with an employee, officer or director of the Company, or made or entered into by the Company with persons with whom an employee, officer or director has a “close relationship.” An employee, officer or director has “close relationship” with a person if that person is a family member, member of household, or close personal friend of the employee, officer, or director, or of the director’s family or housemates.

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An officer or other employee must not underwrite, perform appraisals in connection with, approve, otherwise process, or set the terms for loans by the Company to such employee or officer or to persons with whom the employee or officer has a close relationship.

An officer or other employee also should avoid processing transactions for accounts in which the officer or employee, or a person with whom the officer or employee has a close relationship, has some personal interest. The term “transaction” should be broadly interpreted to include, but not be limited to, the acceptance of a deposit or withdrawal, the processing of a loan payment, or the waiver of an overdraft charge or other fee.

An officer, employee or director should not process or approve any business relationship, or sign any contract, between the Company and the officer, employee, director or a person with whom any of the foregoing have a close relationship. Business relationship includes, without limitation, loans, accounts, and any arrangement for delivery of services or products.

If at any time you learn that the Company has entered into a business relationship with, or is proposing to enter into a business relationship with, an entity in which you or a person with whom you have a close relationship has a personal interest, you must report this relationship to your supervisor or, if you are a director, to the board of directors of the Company. This rule applies even if you would not process transactions in connection with such business or would not otherwise review or approve the business relationship or related transactions. However, you need not report the relationship when the Company only establishes deposit or investment accounts for you or persons with whom you have a close relationship so long as you would not process or approve the account or transactions on the account.

Improper Gifts and Payments.

Receipt or payment of improper gifts or payments in connection with Company business is not permitted. Refer again to Part V of this Code of Conduct.

Former United States Government Employees.

The Company has adopted certain procedures regarding laws and regulations applicable to the recruiting, hiring and work of current or former U.S. government employees. Most current and former U.S. government employees, including military officers and "special government employees," are subject to strict federal conflict of interest laws and regulations. These laws and regulations limit the ability of the Company to recruit and hire certain current and former U.S. government employees. These laws and regulations also limit the activities that many current or former U.S. government employees may perform for the Company. Violation of these laws and regulations may result in substantial civil or criminal penalties as well as damage the reputation of the Company. Because these regulations are so complex and because the Company and its employees, officers and directors are subject to strict scrutiny, it is imperative that Human Resources is consulted before any negotiations or conversations regarding employment are commenced.

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Outside Investments.

A conflict with the interests of the Company can arise when an employee, officer or director holds a material investment interest in, or is an employee, officer or director of another business or enterprise, especially if that business is competitor of, or a supplier of products or services to, the Company. You should not invest in the stock or other ownership interests of any competitor of or supplier to the Company, other than investments made indirectly and incidentally as part of an investment in a mutual fund. While normal purchases of products or services of our competitors or suppliers is not automatically prohibited, purchases made for investment purposes are not desirable and must not be entered into or exist without prior consent of the Company. If you have any questions regarding the potential conflict of an outside interest, please contact your supervisor or the Compliance Officer.

Outside Directorships, Partnerships and Sole Proprietorships.

Service by an employee, officer or director as a director or officer of, or other involvement with, another business organization may create a potential conflict of interest. Therefore, the Board expects individual employees, officers and directors of the Company to use their judgment in accepting any directorship or officership of any business or become a member of any partnership or other business venture, including charitable organizations. If you believe or suspect your involvement in the other business venture may lead to a conflict of interest, including disallowance of sufficient time and attention to Company matters, then you should immediately report the situation to your supervisor, the Compliance Officer or the Chairman of the Audit/Corporate Governance Committee. Additionally, executive officers of the Company are required to obtain the approval of the Board of Directors prior to serving as a director of an entity where an outside director of First Security Group, Inc. serves as an executive officer.

Outside Employment.

An officer or employee may have outside employment so long as the outside employment is not incompatible with his or her employment with the Company and so long as such employment is fulfilled solely during off-duty hours. Any outside employment of officers should be discussed in advance with your supervisor and you must obtain prior written approval from Human Resources. No such outside employment may be approved if it will or could result in a conflict of interest or an appearance of conflict.

No officer or employee should accept employment from any borrower from the Company or from any person with whom the Company has a business relationship. If an officer or employee accepts outside employment and this other employer later obtains a loan or establishes a business relationship with the Company, the officer or director must, promptly upon learning of the loan or business relationship, inform his or her supervisor of the employment and of the loan or business relationship. If your supervisor or Human Resources determines that the outside employment will or may result in a conflict of interest or an appearance of conflict, the officer or employee may be required to terminate the outside employment relationship.

Legal, Tax and Investment Advice.

Customers sometimes request advice from Company employees concerning the legality of a transaction, or the tax impact or advisability of a transaction. All Company employees must take extreme care in responding to such inquiries and may never provide legal, tax or investment advice, unless doing so is expressly authorized by a job description.

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Fair Dealing.

All employees, officers and directors of the Company should endeavor to deal fairly with all of the Company's customers, suppliers, competitors, as well as other employees, officers and directors of the Company. You should never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practice that may be considered unfair-dealing.

Using the Company Name.

When you speak out on public issues, make sure that you do so as an individual. Do not give the appearance that you are speaking or acting on the Company’s behalf unless the Company has authorized you to do so.

Corporate Opportunities.

Besides your obligation not to disclose any of the Company’s confidential and proprietary information to anyone outside of the Company, you are also required as an employee, officer or director to use such information only in connection with the Company’s business and for the Company's benefit. You should never use confidential and proprietary information for your personal benefit or gain.

It is a breach of your fiduciary duty as an officer or director to take advantage of a business opportunity for your own or another person’s personal profit or benefit when the opportunity is one that is within the corporate powers of the Company and when the opportunity is of present or potential practical advantage to the Company.

Personal Participation in Political Life and Other Organizations.

Employees, officers and directors who choose to participate in political life must comply with all campaign finance and ethics laws. Generally, federal law prohibits the use of Company funds, assets, services or use of facilities on behalf of a federal political party or candidate.

The Company is prohibited from compensating or reimbursing you, in any form, for a political contribution that you intended to make or have made. The Company may make political contributions to federal candidates through a Political Action Committee (“PAC”). However, contributions shall not be made to candidates for elective office, political groups, sectarian or denominational religious groups or military service veterans groups; nor shall courtesy advertising be done in fraternal organization programs, yearbooks or labor union papers. All solicitations of employees, officers or directors for political contributions to the Company’s PAC must communicate that such contributions are voluntary, that no one will be prejudiced as a result of their decisions not to contribute, and that political contributions are not tax deductible.

If you are aware of any conduct which violates the Company’s policy, you must immediately notify Human Resources and not participate in any conduct in question until you are advised that you may do so.

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VIII.	FINANCIAL REPORTING

In drafting periodic reports that are to be filed with the Securities and Exchange Commission, the Chief Executive Officer, Chief Financial Officer and Controller/Comptroller (“Senior Financial Officers”) should take all steps necessary to ensure full, fair, accurate, timely and complete disclosure.

Go Beyond the Minimum Disclosure Required by Law. While in the past periodic reporting has focused on disclosing only those items that were mandated by the law, Senior Financial Officers should go beyond the minimum requirements to convey the full financial picture of the Company to the public. Areas of special attention include: off-balance sheet structures, insider and affiliated party transactions, board relationships, accounting policies, and auditor relationships.

Make Sure All Relationships that Could Give Rise to Any Perceived Conflicts are Fully Disclosed. Given the recent focus of lawmakers on a more complete disclosure of any material conflict of interest to the public, it is important to ensure that any transaction that threatens to create the appearance of a conflict of interest must be fully disclosed in the Company’s periodic reports.

Use the Management’s Discussion and Analysis (MD&A) Section to Paint a Complete Picture of the Company’s Financial Condition. A well-written MD&A analysis should be used in order to explain fully all of the key factors, risks and assumptions that support the Company’s business model. While the analysis is far from being an exact science, the MD&A analysis should be used to appraise fully and accurately the investors of the Company’s financial condition.

Use Plain English. Even though the “plain English” rules presently do not apply to periodic reports on Forms 10-K and 10-Q, the basic requirements, such as the use of active voice and avoidance of unnecessarily legalistic language, should nonetheless be utilized in discussions of the Company’s financial condition. Over the years, accounting rules have grown increasingly complex, and simple economic facts are often obscured with the use of complicated legal or technical terminology. Senior Financial Officers should strive to present their analysis of the Company’s financial condition in such a way that average investors could reasonably be expected to understand the importance of the information contained in the periodic reports.

Seek Guidance from the Audit/Corporate Governance Committee. With an increased emphasis on a better conformity with accounting standards, Senior Financial Officers should maintain a constant working relationship with the Audit/Corporate Governance Committee to ensure that accounting standards are being applied uniformly and that the Company’s disclosure is supported by sound judgment and analysis.

Provide Management with Ample Time to Review and Comment on Disclosure Documents.  In an effort to meet periodic reporting deadlines, the Company’s management and auditors are often not provided with an adequate opportunity to review each disclosure document and to assess its completeness and accuracy. Senior Financial Officers should focus on completing the financial disclosure in periodic reports well ahead of the timing deadlines to allow more time for review by management and auditors.

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IX.	IMPLEMENTATION OF THE CODE

Compliance with the Code.

In the event you believe that you have observed or have participated in any conduct or practices that you believe are unethical, inappropriate or improper, we urge you to immediately report the matter to a supervisor, Human Resources or the Compliance Officer.

It is the responsibility of all employees, officers and directors to comply with all applicable laws, regulations, governmental policies, the Code and the Company’s related policies and procedures. It is the responsibility of all Company supervisory personnel to monitor compliance with this Code. As part of its regular rotational audits of the Company, the Company’s internal auditor will periodically review for compliance with the Company’s policies and procedures.

The Compliance Officer and the Audit/Corporate Governance Committee have the final responsibility for overseeing compliance with all applicable laws, governmental regulations and policies, the Code and all other related Company policies and procedures. If you believe that any person to whom you have so reported a violation has not taken appropriate action, you must contact the Compliance Officer or Chairman of the Audit/Corporate Governance Committee directly.

Warning Signs to Look For.

The following are examples of warning signs of unethical behavior that you should be aware of . . .

●	“Well, maybe just this once.”
●	“No one will ever know.”
●	“It doesn’t matter how it gets done as long as it gets done.”
●	“It sounds too good to be true.”
●	“Everyone does it.”
●	“Shred that document.”
●	“We can hide it.”
●	“No one will get hurt.”
●	“What is in it for me?”
●	“That would destroy the competition.”
●	“We didn’t have this conversation.”

Acknowledgment of the Code.

As a condition of employment, officership and directorship of the Company, all employees, officers and directors are asked to sign two copies of the attached Acknowledgment, which states:

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“I have received and read the First Security Group, Inc. Code of Business Conduct and Ethics. I understand that the Code represents the policies of First Security Group, Inc. and its subsidiaries.”

One copy of the Acknowledgment is to be retained by you for your own files, and the second copy will be placed in your permanent personnel file with the Company.

Reporting Violations.

If you believe that any officer, director or employee has or may have violated this Code or may be about to violate this Code, or if you are involved in a violation, you must report it immediately. You must provide the report to your manager, supervisor, Human Resources, the Compliance Officer or the Chairman of the Audit/Corporate Governance Committee (see page one, Who to Contact).

The Company will not allow retaliation for any reports made to the Company in good faith.

If you were involved in the violation, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation was willful or unintentional, will be given consideration by the Company in any resulting disciplinary action.

The Company’s Hotline Policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder, employee, customer or vendor nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be reported through the Compliance Hotline which is available 24 hours a day, 7 days a week. The Hotline is operated by National Hotline Services, an independent firm. The Compliance Hotline number is (800) 826-6762. A caller need not identify himself or herself by name when phoning the Hotline. If a caller chooses to give his or her name, the Compliance office will keep that information confidential unless, as in the case of certain crimes, a law requires that any name supplied be provided to enforcement officials or a court. The Company absolutely will not allow any retribution or retaliation against an employee who reports a compliance issue in good faith. Calls received by through the Hotline will be appropriately reported and properly investigated, and, more specifically, financial complaints are routed to the Audit/Corporate Governance Committee for investigation.

Waivers.

Only a majority of the independent directors of the Company’s Board of Directors, acting as a group, may waive any provision of this Code. Any waiver of the Code for directors or executive officers, as well as the reason for such waiver, must be promptly and accurately disclosed to the shareholders of the Company.

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Investigations of Violations.

All investigations will be coordinated by Human Resources or the Compliance Officer, and, as necessary, with the Company’s Audit/Corporate Governance Committee or legal counsel. Employees, officers and directors are expected to fully cooperate in the investigation of any alleged violation of the Code or related Company policies or procedures. If the result of an investigation indicates that corrective action is required, the Company will decide what steps it should take to rectify the problem and avoid its recurrence. It is imperative that reporting employees, officers or directors do not conduct their own preliminary investigations. Investigations of an alleged violation may involve complex legal issues. Acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

No person reporting a violation or suspected violation will be made to suffer public embarrassment or be subject to retaliation because of any good faith reporting. Any employee, officer or director of the Company who attempts or is responsible for reprisals against individuals, who in good faith report known or suspected violations, will be subject to disciplinary action. However, the submission of reports which are known to be false constitutes a violation of the Code and will result in stern disciplinary action.

Availability of the Code.

All employees, officers and directors of the Company will receive a personal copy of this Code. If at any time you need an additional copy of the Code, please contact your supervisor, Human Resources or the Compliance Officer, and that person will promptly provide you with another copy. In addition, a copy of this Code is publicly available on the Company's website, located at www.fsgbank.com.

Questions Regarding the Code.

The Company is committed to providing timely and specific guidance to you with respect to the Code and its various policies and procedures. If you have a question concerning the Code or the Company’s related policies and procedures, if you feel the need to seek guidance with respect to a legal or ethical question, or if you wish to report a violation of the law or this Code, we strongly encourage you to consult either your manager; supervisor; Human Resources, Deborah Blue, at (423) 308-2076; the Compliance Officer, Wendy Henry, at (423) 308-2098; or the Chairman of the Company’s Audit/Corporate Governance Committee, Ralph Kendall, at (423) 875-2837.

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ACKNOWLEDGMENT

I have received and read the First Security Group, Inc. Code of Business Conduct and Ethics. I understand that the Code represents the policies of First Security Group, Inc. and its subsidiaries.

Date: ____________________	Signature:

Printed Name:

Position/Title:

THIS COPY TO BE RETAINED BY THE EMPLOYEE, OFFICER OR DIRECTOR.

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ACKNOWLEDGMENT

I have received and read the First Security Group, Inc. Code of Business Conduct and Ethics. I understand that the Code represents the policies of First Security Group, Inc. and its subsidiaries.

Date: ____________________	Signature:

Printed Name:

Position/Title:

THIS COPY TO BE RETAINED BY THE BANK.

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